UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) May 29, 2012

Assisted Living Concepts, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-13498	93-1148702
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W140 N8981 Lilly Road, Menomonee Falls, Wisconsin 53051

(Address of Principal Executive Offices) (Zip Code)

(262) 257-8888

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On May 29, 2012, Assisted Living Concepts, Inc. (“ALC” or the “Company”) announced that Laurie A. Bebo is no longer the President, Chief Executive Officer (“CEO”) or an employee of ALC, effective immediately.

(c) On May 29, 2012, ALC also announced that Charles H. Roadman, II, M.D., age 68, will serve as interim President and Chief Executive Officer during the Company’s search for a permanent chief executive officer. Also on May 29, 2012, Dr. Roadman resigned as a member of the Audit Committee of the Board of Directors of the Company (the “Board”) as a result of his new role. In recognition of Dr. Roadman’s assumption of the Interim President and Chief Executive Officer roles and expanded responsibilities, in addition to his director compensation, he will receive: (i) a cash payment of $2,000 per work day; (ii) a car allowance to be determined; and (iii) use of a furnished apartment in Milwaukee.

Dr. Roadman has served as a director of the Company since 2006. Dr. Roadman is a retired President and Chief Executive Officer of the American Health Care Association (1999 to 2004) and former Surgeon General of the U.S. Air Force (1996 to 1999). Prior to November 10, 2006, he was a director of Extendicare Inc. (now Extendicare Real Estate Investment Trust). Dr. Roadman serves as a director and advisor on a number of private corporate boards.

Dr. Roadman’s medical background, his experience as chief executive officer of a major health care association, and his continuing involvement in public and private health care issues led the Board to conclude that he should serve as interim President and CEO of ALC.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

99.1	Press release, dated May 29, 2012, issued by Assisted Living Concepts, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 29, 2012

By:	/s/ John Buono
John Buono
Senior Vice President, Chief Financial Officer and Treasurer

3